Exhibit 99.2

December 10, 2008

GigOptix Inc.
2400 Geng Road
Suite 100
Palo Alto, CA 94303

Dear Valued Stockholder,

Today we have achieved a major milestone in the history of both Lumera and GigOptix LLC. with the help of you, our owners. We are officially kicking off the activities of a merged entity that will trade on the OTC Bulletin Board as a small cap company.

This last year, both GigOptix LLC and Lumera Corporation have been working diligently to deliver the committed 2008 goals and deliverables. All team members have demonstrated the foremost ownership, responsibility, industriousness, and teamwork in delivering a great year for each of the companies in terms of business generation, product and technology development, revenue generation, cost reduction and efficiency improvement. Most importantly we have generated credibility and positive reputations with customers, suppliers and partners.

We will strive to support the key ingredients to our continuing success; transparency with understanding and working closely with all our investors, suppliers, customers and partners, so that we can all have pride in our GigOptix affiliation.

We have no doubts that as a consolidated business, and with your help, we will continue to grow, prosper and generate a company that we are all proud of, and an entity that will bring greater value to everyone in the coming years.

Please feel free to contact any of us with thoughts or concerns that you may have. We remain at your disposal.

Sincerely,

Avi Katz	Peter Biere
Chairman of the Board, CEO	Chief Financial Officer